                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                January 23, 2004
                                 Date of Report
                        (Date of Earliest Event Reported)

                                 TELKONET, INC.
                 (formerly known as Comstock Coal Company, Inc.)
             (Exact Name of Registrant as Specified in its Charter)

                               902-A Commerce Road
                            Annapolis, Maryland 21401
                    (Address of principal executive offices)

                                  410/897-5900
                          Registrant's telephone number

                                 Utah 87-0627421
           (State of Incorporation) (IRS Employer Identification No.)



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ITEM 5.     Other Events

The following press release was issued to announce the recent events of the company.

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          TELKONET SENIOR NOTE HOLDERS ELECT TO CONVERT $2.5M TO COMMON
                            STOCK @ $2.10 PER SHARE.

Annapolis, Md. - Telkonet, Inc. (OTCBB: TLKO - News), the leader in delivering high-speed Internet access over electrical wiring, today announced that certain senior note holders have elected to convert $2.5 million of their senior notes into equity at a conversion price of $2.10 per share. Additionally, warrants and stock options exercises increased cash and equity by approximately $.3 million subsequent to September 30, 2003. The proforma balance sheet as of September 30, 2003 below illustrates the effect of the Senior Note conversion and the exercise of warrants and stock options subsequent to September 30, 2003.

                                               TELKONET, INC
                                     Proforma Condensed Balance Sheets
                                                  30-Sep-03
                                                  ($000's)

                                                      Unaudited      Proforma Adjustments           Proforma
Assets:                                                                  Dr.         Cr.
Cash                                                    $ 6,807            314                       $ 7,121
Other current assets                                        665                                          665
                                                 ------------------------------------------------------------
Total current assets                                      7,472            314                         7,786
Other assets                                                130                                          130
                                                 ------------------------------------------------------------
Total Assets                                            $ 7,602            314                       $ 7,916
                                                 ============================================================

Liabilities & shareholder's equity
Current liabilities                                       $ 671                                        $ 671
Convertible debentures - net of discounts                   123                                          123
Senior notes                                              2,989          2,539                           450
Shareholder's equity                                      3,819                         2,853          6,672
                                                 ------------------------------------------------------------
Total liabilities & shareholder's equity                $ 7,602          2,539          2,853        $ 7,916
                                                 ============================================================


Ron Pickett, President of Telkonet, stated, "The election of our debt holders to convert this debt to equity along with the purchase of their warrants demonstrates the continued commitment of our funding partners and their confidence in Telkonet"

Telkonet's PlugPlusInternet(TM) products deliver high-speed Internet access over standard electrical wiring, eliminating the need to rewire a building and enabling users to access the Internet from virtually any electrical outlet. Ron Pickett, President of Telkonet, stated, "The election of our debt holders to convert this debt to equity along with the purchase of their warrants demonstrates the continued commitment of our funding partners and their confidence in Telkonet"

Telkonet's products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring, or major disruption of business activity. In many situations, the Telkonet system can be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system. The Telkonet PlugPlusInternet family of Internet access products offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet PlugPlusInternet products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).